Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter "this Agreement") is made effective as of February 2, 2012 (the “Contract Date”), between Mediware Information Systems, Inc., (hereinafter "the Company") and Robert Watkins (hereinafter the “Executive").  The Executive’s shall become the Company’s Chief Financial Officer on February 15, 2012 (the “Effective Date”).

WHEREAS, the Company and the Executive desire that the Executive become the Company’s Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive as the Chief Financial Officer, and the Executive hereby agrees to serve as the Company’s Chief Financial Officer, or in such other capacity as the parties may mutually agree commencing on the Effective Date. The Executive agrees to perform such services customary to such office as shall from time to time be assigned to him by the Chief Executive Officer or his designee.  The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full energies to the business and affairs of the Company.

2. Term of Employment. The employment hereunder shall be for a term of thirty-six months commencing on the Effective Date hereof and ending thirty-six months after the Effective Date hereof (the "'Expiration Date"), unless terminated earlier pursuant to Paragraph 4 of this Agreement (the "Term of Employment"). This Agreement shall automatically renew for successive terms of one (1) year (each a "Renewal Term") commencing on the first day immediately following the Expiration Date, unless such renewal is objected to by either the Company or the Executive by giving at least 90 days prior written notice prior to the scheduled Expiration Date. In the event of such renewal, the last day of each successive Renewal Term shall be deemed the Expiration Date.

3. Compensation and Other Related Matters.

(a) Salary. As compensation for services rendered hereunder, the Executive shall receive an Annual Base Salary of one hundred eighty thousand dollars ($180,000) commencing on the Effective Date, which salary shall be paid in accordance with the Company's then prevailing payroll practices for its executives and shall be subject to review annually by the Chief Executive Officer of the Board of Directors.

(b) Bonus.  For the period from the Effective Date through June 30, 2012, the Executive shall be eligible to receive an annual cash bonus of up to [$90,000*(N/366)] where N equals the number of days from the Effective Date through June 30, 2012 plus [$32,891*(O/366)] where O equals the number of days from July 1, 2011 to the Effective Date (the “First Annual Bonus”).  For each fiscal year, thereafter, the Executive shall be eligible to receive an annual cash bonus of up to 50% of Executive’s Annual Base Salary.  The bonus will be paid only if Executive achieves objectives established by the Company, subject to the discretion of the Chief Executive Officer and the Board of Directors.  The bonus, if any, would be payable after the conclusion of the annual audit. Executive shall only earn the bonus if he is an active employee as of the date the bonus is to be paid.

(c)           Stock Options. Subject to the approval of the Company's Board of Directors, the Executive shall be granted 30,000 non-qualified options (the "Options") to purchase shares of the Company's Common Stock, par value $.10 per share (the "Stock"), under a Company stock option plan. The Options shall be subject to the terms of the applicable Company stock option plan and the Executive's Stock Option Agreement (the "Option Agreement"), attached hereto as Exhibit "A". In addition to the terms set forth in the Option Agreement (provided that this Agreement shall govern the Options in the event of any conflict between this Agreement and the Option Agreement), the Company and the Executive agree as follows:

(i)
Vesting. Subject to continued employment of the Executive, the Options shall vest and become exercisable as follows: Seven thousand five hundred (7,500) Options shall become exercisable on each of the first, second, third and fourth anniversary of the Contract Date.

(ii)
Exercise. The Options shall be exercisable at a price equal to Fair Market Value (as defined in the Plan) on the Effective Date of this Agreement. The Options shall be exercisable (after vesting) for up to  five years from the commencement.

Notwithstanding the foregoing provisions, no options shall become vested and exercisable unless the Executive is Chief Financial Officer of the Company on February 15, 2012.

(d)           Performance Options.  Subject to the approval of the Company's Board of Directors, the Executive shall be granted 25,000 non-qualified performance options (the "Performance Options") to purchase shares of the Company's Common Stock, par value $.10 per share (the "Stock"), under a Company stock option plan. The Options shall be subject to the terms of the applicable Company stock option plan and the Executive's Stock Option Agreement (the "Option Agreement 2"), attached hereto as Exhibit "B". In addition to the terms set forth in the Option Agreement 2 (provided that this Agreement shall govern the Options in the event of any conflict between this Agreement and the Option Agreement), the Company and the Executive agree as follows:

(i)	Vesting. Subject to the continued employment of the Executive, the Performance Options shall vest and become exercisable as follows:

a.
Up to 8,333 options shall vest upon the filing of the Company’s Form 10-K with the SEC for the Company’s 2012 fiscal year, subject to the Compensation Committee’s certification that the performance goals for the respective shares are achieved, which performance goals were established on or before the beginning of the 2013 fiscal year for the Company’s senior management--The total number of shares that vest (if any) will be determined formulaically based on the performance metrics achieved;

b.
 Up to 8,333 shall vest upon the filing of the Company’s Form 10-K with the SEC for the Company’s 2013 fiscal year, subject to the Committee’s certification that the performance goals for the respective Covered Shares are achieved, which performance goals shall be established by the Committee on or before the beginning of the 2013 fiscal years--the total number of shares that vest (if any) will be determined formulaically based on the performance metrics achieved; and

c.
Up to 8,334 shall vest upon the filing of the Company’s Form 10-K with the SEC for the Company’s 2014 fiscal year, subject to the Committee’s certification that the performance goals for the respective Covered Shares are achieved, which performance goals shall be established by the Committee on or before the beginning of the 2014 fiscal year—the total number of Covered Shares that vest (if any) will be determined formulaically based on the performance metrics achieved.

(ii)
Exercise. The Performance Options shall be exercisable at a price equal to Fair Market Value (as defined in the Plan) on the Effective Date of this Agreement. The Performance Options shall be exercisable (after vesting) for five years from the Grant Date.

(iii)
Forfeiture.  The Performance Options that are to vest pursuant to the terms of this Paragraph 3 shall vest upon approval by the Chief Executive and the Board of Directors of the performance objectives.  All Performance Options that do not vest as provided in subsections (i) a., (i) b. and (i) c above shall be forfeit.

(iv)	Notwithstanding the foregoing provisions, no options shall become vested and exercisable unless the Executive is Chief Financial Officer of the Company on February 15, 2012.

(e) Other Benefits. The fringe benefits, perquisites and other benefits of employment, including four (4) weeks vacation each year, to be provided to the Executive shall be equivalent to such benefits and perquisites as are provided to other employees of the Company as amended from time to time.

(f) Reimbursement. Subject to policies established from time to time by the Company, the Company shall reimburse Executive for the reasonable expenses incurred by him in connection with the performance of his duties hereunder, including but not limited to, travel expenses and entertainment expenses, for which the Executive shall account to the Company in a manner sufficient to conform to Company policy and Internal Revenue Service requirements.

4. Termination.

(a) Disability. If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive is unable to perform substantially and continuously the duties assigned to him hereunder for a period of three (3) consecutive months or for a non-consecutive period of nine (9) months during the Term of Employment, the Company may terminate his employment for "Disability" upon thirty (30) days prior written notice to the Executive.

(b) Death. The Executive's employment shall terminate immediately upon the death of the Executive.

(c) Cause. The Company shall be entitled to terminate the Executive's employment for "Cause." Termination by the Company of the employment of the Executive for "Cause" shall mean termination based upon (i) the willful failure by the Executive to follow directions communicated to him by the Chief Executive Officer or his designee; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (iv) the Executive's habitual drunkenness or use of illegal substances; (v) a material breach by the Executive of this Agreement; or (vi) an act of gross neglect or gross misconduct which the Company deems in good faith to be good and sufficient cause.  Executive hereby represents and warrants that he has never been convicted of an act of fraud, misappropriation, embezzlement or a felony, and Executive further warrants that during the Term of this Agreement, he will give the Company immediate notice of any charge against the Executive relating to any of the foregoing.

(d) Termination Without Cause. The Executive shall have the right to terminate the Executive's employment without cause at any time upon one ninety days prior written notice.  The Company shall have the right to terminate the Executive’s employment without cause at any time upon written notice.  The giving of notice by either party pursuant to Paragraph 2 to prevent the renewal of this Agreement shall not be deemed a termination of Executive’s employment without cause.

5. Compensation Upon Termination or During Disability

(a) Disability. During any period that the Executive fails to perform his full-time duties with the Company for a three-month period as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement, less any compensation payable to the Executive under the applicable disability insurance plan of the Company during the Disability Period, until this Agreement is terminated pursuant to Paragraph 4(a) hereof. Thereafter, or in the event the Executive's employment shall be terminated by reason of his death, the Executive's benefits shall be determined under the Company's insurance and other compensation programs then in effect in accordance with the terms of such programs and the Company shall have no further obligation to the Executive under this Agreement.

(b) Death. In the event of the Executive's death, the Executive's beneficiary shall be entitled to receive the Executive's Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement until the date of his death. Thereafter, the Company shall have no further obligation to the Executive or the Executive's beneficiary under this Agreement.

(c) Cause. If the Executive's employment shall be terminated by the Company for "Cause" as defined in Paragraph 4(c) of this Agreement, the Company shall continue to pay the Executive his Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement through the date of termination of the Executive's employment. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

(d) Termination Without Cause. If the Executive terminates his employment pursuant to Paragraph 4(d), the Executive shall be entitled to receive Executive’s Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement until the date Executive’s employment ends.  Thereafter the Company shall have no obligation to Executive.  If the Company voluntarily terminates the Executive's employment with the Company pursuant to Paragraph 4(d) of this Agreement, the Company shall until the earlier of the three month anniversary of the termination of employment or the commencement of Executive’s employment at a successor employer, pay the Executive an amount equal to three months of the Executive's then current Annual Salary, payable in three equal monthly installments. Additionally, until the earlier of the three month anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Executive will continue to receive the same coverage of health insurance as immediately before the date of the termination, at the expense of the Company. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.  Notwithstanding the foregoing, the Company shall only be obligated to make the payments set forth in this section after the Executive delivers to the Company an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose.  After the Executive is no longer receiving benefits from Mediware, the Executive shall be eligible for COBRA at Executive’s own expense in accordance with applicable law.

(e) Acquisition or Sale of Company. If a third party described in Paragraph 5(f) of this Agreement terminates the Executive due to "an acquisition or sale of the Company", as described in Paragraph 5(f) below, the Company shall pay the Executive an amount equal to six months of Executive's Annual Base Salary at the rate in effect at the date of termination of the Executive's employment during the period of the Executive's employment, payable in six equal monthly installments. Until the earlier of the six months after the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Executive will continue to receive the same coverage of health insurance as immediately before the date of the termination, at the expense of the Company. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.  Notwithstanding the foregoing, the Company shall only be obligated to make the payments set forth in this section after the Executive delivers to the Company an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and after delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

(f) Definition. For purposes hereof, "an acquisition or sale of the Company" to or by "a third party" shall mean the occurrence of any transaction or series of transactions which within a six (6) month period result in (i) greater than fifty percent (50%) of the then outstanding shares of Common Stock of the Company (for cash, property including, without limitation, stock in any corporation or other third party legal entity, indebtedness or any combination thereof) have been redeemed by the Company or purchased by a third party not previously affiliated with the Company, or exchanged for shares in any other corporation or other third party legal entity not previously affiliated with the Company, or any combination of such redemption, purchase or exchange, (ii) greater than fifty percent (50%) in book value of the Company's gross assets are acquired by a third party not previously affiliated with the Company (for cash, property including, without limitation, stock in any corporation whether or not unaffiliated with the Company, indebtedness of any person or any combination thereof), or (iii) the Company is merged or consolidated with another private or public corporation or other third party legal entity and the former holders of shares of Common Stock of the Company own less than 25% of the voting power of the acquiring, resulting or surviving corporation or other third party legal entity. For the purposes hereof a director or officer of the Company shall be considered "affiliated with the Company."

6. Confidentiality and Restrictive Covenants.

(a) The Executive acknowledges that:

(i) the business in which the Company is engaged is intensely competitive and his employment by the Company will require that he have continual access to and knowledge of confidential information of the Company, including, but not limitedto, the nature and scope of its products, the object and source code offered, marketed or under development by the Company or under consideration by the Company for development, acquisition, or marketing by the Company and the documentation prepared or to be prepared for use by the Company (and the phrase "by the Company" shall include other vendors, licensees or and resellers and value-added resellers of the Company's products or proposed product) and the Company's plans for creation, acquisition, improvement or disposition of products or software, expansion plans, financial status and plans, products, improvements, formulas, designs or styles, method of distribution, lists of remarketing and value-added and other resellers customer lists and contact lists, product development plans, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company's business, provided that Confidential Information will not include information which has become publicly known otherwise than through a breach by Executive of the provisions of this Agreement (collectively, "Confidential Information");

(ii)  the direct or indirect disclosure of any Confidential Information would placethe Company at a serious competitive disadvantage and would do serious damage,financial and otherwise, to the Company's business;

(iii)  by his training, experience and expertise, the Executive's services to the Company will be special and unique; and

(iv)  if the Executive leaves the Company's employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)  Covenant Against Disclosure. The Executive therefore covenants and agrees that all Confidential Information relating to the business products and services of the Company, any subsidiary, affiliate, seller or reseller, value-added vendor or customer shall be and remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive further agrees not to make any use of the confidential information except in the performance of his duties hereunder and not to disclose the information to third parties, without the prior written consent of the Company. The obligations of the Executive under this Paragraph 6 shall survive any termination of this Agreement. The Executive agrees that, upon any termination of his employment with the Company, all Confidential Information in his possession, directly or indirectly, that is in written or other tangible or readable form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(c)  Non-competition. The Executive agrees that, during the Term of Employment and for a period of one (1) year following the date of termination of the Executive's employment with the Company, the Executive will not own, manage,  or be connected as an officer, employee or director with, or aid or assist anyone else in the conduct of, any entity or business which competes with any business conducted by the Company or any of its subsidiaries or affiliates, in the United States, Canada and the UK and any other area where such business is being conducted on the date the Executive's employment is terminated hereunder. Notwithstanding the foregoing the Executive's ownership of securities of a public company engaged in competition with the Company not in excess of five (5%) percent of any class of such securities shall not be considered a breach of the covenants set forth in this Paragraph 6.

(d)  Further Covenant. Until the date which is one (1) year after the date of the termination of the Executive's employment hereunder for any reason, the Executive will not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company or any of its subsidiaries or affiliates during the period of the Executive's employment, the Executive will  not encourage or participate in any of the following actions on behalf of such business:

(i) persuade or attempt to persuade any customer of the Company or any seller, reseller or value-added vendor of the Company or of its products to cease doingbusiness with the Company or any of its subsidiaries or affiliates, or to reduce theamount of business it does with the Company or any of its subsidiaries or affiliates;

(ii) solicit for himself or any entity the business of (A) any customer of the Company or any of its subsidiaries or affiliates, or (B) any seller, reseller or-value-added vendor of the Company, or of its products, or (C) solicit any businessfrom a customer which was a customer of the Company or any of its subsidiaries or affiliates within six months prior to the termination of the Executive's employment; and

(iii) persuade or attempt to persuade any employee of the Company or any of its subsidiaries or affiliates or any individual who was an employee of the Companyor any of its subsidiaries or affiliates, at any time during the six-month period prior to the Executive's termination of employment , to leave the employ of the Company or any of its subsidiaries or affiliates.

7. Intellectual Property. The Executive hereby agrees that any and all (i) software, object code, source code, and documentation, (ii) any improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, patents, trade secrets, (iii) Food and Drug Administrative ("FDA") applications seeking approval by the FDA, information contained in the Forms 510-k of the FDA and approvals from FDA, and (iv) other proprietary information made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the business being carried out by the Company or any of its subsidiaries or affiliates, shall be promptly and fully disclosed by the Executive to the Board of Directors and shall be the Company's exclusive property as against the Executive, and the Executive shall promptly deliver to the Board of Directors of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.

The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents, copyrights and FDA applications or approvals of the Company with respect to such inventions or work product or improvements or enhancements as are to be the Company's exclusive property as against the Executive under this Paragraph 7 or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company.

8. Breach by Employee. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of the Agreement to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enforce the specific performance thereof by the Executive. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his obligations under Paragraphs 6 or 7 would cause the Company irreparable harm, that no adequate remedy at law would be available in respect thereof and that therefore the Company would be entitled to seek injunctive relief with respect thereto.

9. Arbitration. Without precluding acting to obtain specific performance and/or injunctive relief pursuant to Paragraph 9 above, in the event of any dispute between the parties hereto arising out of or relating to this Agreement or the employment relationship, including, without limitation, any statutory claims of discrimination, between the Company and the Executive (except any dispute with respect to Paragraphs 6 and 7 hereof), such dispute shall be settled by arbitration in the City of Kansas City, State of Kansas, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The parties hereto agree that the arbitral panel shall also be empowered to grant injunctive relief to a party, which may be included in any award. Judgment upon the award rendered, including injunctive relief, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under Paragraphs 6 or 7, neither the Executive nor the Company shall be required to arbitrate such dispute or claim, but each party shall have the right to institute judicial proceedings the courts located in the City of Kansas City and the state of Kansas. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

10. Miscellaneous.

(a) Successors; Binding Agreement. This Agreement and the obligations of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.  By entering into this Agreement, the Executive’s prior employment agreement with the company is hereby terminated.

(b) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by an express delivery (one day service), delivered by telefax and confirmed by express mail or one day express delivery service, or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Company:
Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, KS 66214
If to the Executive:
Robert Watkins

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without regard to the conflict of law rules thereof.

(d) Waivers. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement (including the applicable restricted stock agreements) sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements (including the prior employment agreements), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

(i) Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

(j) Capacity. The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

(k)  Indemnification.  The Executive, while serving as an officer and/or director of the Company, shall have the benefits of the applicable indemnification provisions set forth in the charter and By-laws of the Company and of the applicable insurance protections set forth in the Company’s applicable insurance policies.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

EXECUTIVE: /s/ Robert Watkins Robert Watkins	MEDIWARE INFORMATION SYSTEMS, INC: By: /s/ T. Kelly Mann Name: T. Kelly Mann Title: President & Chief Executive Officer